Exhibit 99.1

Sensus Healthcare Reports Fourth Quarter and Full Year 2023 Financial Results

●	Fourth quarter revenues of $12.6 million up three-fold sequentially, reflect ongoing customer adjustment to macroeconomic conditions

●	Introduces recurring revenue model for the SRT-100 Vision™ (IG-SRT) to address dermatologist demand.

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (February 8, 2024) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological conditions, announces financial results for the three and 12 months ended December 31, 2023.

Highlights from the fourth quarter of 2023 and recent weeks include the following:

●	Revenues were $12.6 million, compared with $13.1 million in the prior-year fourth quarter and $3.9 million in the third quarter of 2023, reflecting higher superficial radiotherapy (SRT and IG-SRT) unit sales sequentially as customers adjust to macroeconomic conditions

●	Shipped 33 SRT systems in the fourth quarter, bringing the total number of units shipped in 2023 to 66

●	Net income was $4.2 million, or $0.26 per diluted share, compared with net income of $2.8 million, or $0.17 per diluted share, for the prior-year quarter and earnings per diluted share for 2023 of $0.03

●	Ended the year with $23.1 million in cash and cash equivalents, and no debt

●	Increased finished goods inventory in preparation for anticipated continued growth in 2024

●	Placed the first SRT-100 Vision under a recurring revenue model

●	Appointed President and General Counsel Michael Sardano to the Company’s Board of Directors

●	Showcased the full line of SRT systems for treating non-melanoma skin cancer at the Fall Clinical 2023 dermatology conference; preparing to showcase all products and services including the recurring revenue model at the Winter Clinical and South Beach Symposium in February, and at the American Academy of Dermatology Annual Meeting in March

●	Engaged CureRays to provide oversight and supervision for Sensus’ dermatology customers involved with the recurring revenue model and to ensure patient safety; CureRays will also conduct clinical studies to expand indications for SRT, beginning with inflammatory diseases

Management Commentary

“The strength of our fourth quarter resulted in positive net income not only for the quarter, but also for the full year. This performance reflects the practice benefits of SRT to our customers and the treatment benefits to their patients, as well as our customers’ ongoing adjustment to prolonged higher inflation,” said Joe Sardano, Chairman and Chief Executive Officer of Sensus.

“During 2023 we embarked on several important initiatives to position Sensus for long-term growth,” he continued. “We built inventory throughout the year and used cash judiciously to ensure sufficient resources to offer the SRT-100 Vision (IG-SRT) under a recurring revenue model. For years our customers and prospects alike have been asking for new ways to add SRT to their practices, and we’re delighted to meet their needs with a highly-competitive offering that makes the most economic sense for them. This new option complements our capital equipment sales and fair market value lease models, provides recurring revenue to Sensus and expands our market as utilization of SRT to treat non-melanoma skin cancer continues to increase. During the fourth quarter we made our first placement under this model and have several more in the pipeline.”

Mr. Sardano added, “We were delighted to enter into a collaboration with CureRays whereby they will provide oversight for our customers to ensure the utmost efficiency and effectiveness of the dermatology practice. In addition, CureRays will begin clinical studies that are intended to expand the use of SRT into areas beyond skin cancer and keloids. While this is a longer-term goal, it presents enormous growth opportunities for Sensus. We know the leaders of CureRays very well from their work at Emory University, investigating low-dose radiation as a treatment for COVID-19 pneumonia. This collaboration provides our customers with unprecedented world-class support.

“During the quarter we continued to focus on international opportunities as we sold three SRT systems outside the U.S. We reaffirm our goal to enter three to four new geographies over the coming years, building upon our success in international markets where we sold 13 systems in 2023, and our recently added opportunities in Latin America, the UK and Ireland,” Mr. Sardano concluded.

Fourth Quarter Financial Results

Revenues for the fourth quarter of 2023 were $12.6 million, compared with $13.1 million for the fourth quarter of 2022. The decrease reflects fewer SRT units sold.

Cost of sales was $4.7 million for the fourth quarter of 2023, compared with $4.8 million for the prior-year quarter. The decrease was primarily related to fewer SRT units sold.

Gross profit for the fourth quarter of 2023 was $7.8 million, or 62.3% of revenues, compared with $8.4 million, or 63.7% of revenues, for the fourth quarter of 2022. The decrease was primarily due to the lower number of units sold.

Selling and marketing expense was $0.6 million for the fourth quarter of 2023, compared with $1.6 million for the prior-year quarter. The decrease was primarily attributable to lower compensation expense, offset by higher tradeshow expense.

General and administrative expense was $1.0 million for the fourth quarter of 2023, compared with $1.4 million for the fourth quarter of 2022. The decrease was primarily due to lower compensation expense in the 2023 quarter and higher bad debt expense in the prior-year quarter.

Research and development expense was $0.7 million for the fourth quarter of 2023, compared with $1.2 million for the fourth quarter of 2022. The decrease was primarily due to the completion of development of a drug delivery system for the aesthetic market.

Other income of $0.2 million for the fourth quarter of 2023 was mostly related to interest income and was unchanged from the prior-year quarter.

Net income for the fourth quarter of 2023 was $4.2 million, or $0.26 per diluted share, compared with net income of $2.8 million, or $0.17 per diluted share, for the fourth quarter of 2022.

Adjusted EBITDA for the fourth quarter of 2023 was $5.7 million, compared with $4.3 million for the fourth quarter of 2022. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the reasons these non-GAAP financial measures are provided.

Cash and cash equivalents were $23.1 million as of December 31, 2023, compared with $25.5 million as of December 31, 2022. The Company had no outstanding borrowings under its revolving line of credit. Prepaid inventory was $3.0 million as of December 31, 2023, compared with $6.3 million as of December 31, 2022. Inventories were $11.9 million as of December 31, 2023, compared with $3.5 million as of December 31, 2022, with the increase reflecting preparations for higher expected unit sales for 2024.

Full-Year Financial Results

Revenues for 2023 were $24.4 million, compared with $44.5 million for 2022, reflecting a lower number of SRT units sold as customers deferred purchases due to macroeconomic conditions and lower sales to a large customer in 2023.

Cost of sales was $10.3 million for 2023, compared with $14.9 million for 2022. The decrease was primarily related to lower sales in 2023.

Gross profit was $14.1 million for 2023, or 57.6% of revenues, compared with $29.6 million, or 66.5% of revenues, for 2022. The decrease was primarily driven by the lower number of units sold and higher costs charged by vendors in 2023.

Selling and marketing expense was $5.6 million for 2023, compared with $6.3 million for 2022. The decrease was primarily attributable to the Company lower compensation expense offset by an increase in tradeshow expense.

General and administrative expense for 2023 was $5.2 million, compared with $5.0 million for 2022. The increase was primarily due to higher professional fees and compensation expense.

Research and development expense was $3.7 million for 2023, compared with $3.5 million for 2022. The increase was primarily due to expenses related to a project to develop a drug-delivery system for the aesthetic market during 2023.

Other income, net of $1.0 million in 2023 was mostly related to interest income. Other income, net of $13.2 million for 2022 was primarily related to the gain on the sale of a non-core asset.

Net income for 2023 was $0.5 million, or $0.03 per diluted share, compared with net income of $24.2 million, or $1.46 per diluted share, for 2022. Net income for 2022 excluding the gain on the sale of a non-core asset was $11.5 million, or $0.69 per diluted share.

Adjusted EBITDA for 2023 was $0.3 million, compared with $28.1 million for 2022.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of the Company’s performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
(in thousands)	2023	2022	2023	2022

Net income, as reported	$4,210	$2,831	$485	$24,244
Add:
Depreciation and amortization	60	71	275	316
Stock compensation expense	52	50	328	188
Income tax expense	1,595	1,577	167	3,746
Interest income, net	(228)	(235)	(992)	(380)
Adjusted EBITDA, non GAAP	$5,689	$4,294	$263	$28,114

Conference Call and Webcast

Sensus Healthcare will host an investment community conference call today beginning at 4:30 p.m. Eastern time during which management will discuss financial results for the 2023 fourth quarter and full year, provide a business update and answer questions. To access the conference call, dial 844-481-2811 (U.S. and Canada Toll Free) or 412-317-0676 (International). The call will be webcast live and can be accessed at this link, or in the Investors section of the Company’s website at www.sensushealthcare.com.

Following the conclusion of the conference call, a replay will be available until March 8, 2024 and can be accessed by dialing 877-344-7529 (U.S. Toll Free), 855-669-9658 (Canada Toll Free) or 412-317-0088 (International), using replay code 4664378. An archived webcast of the call will also be available in the Investors section of the Company’s website.

About Sensus Healthcare

Sensus Healthcare, Inc. is a global pioneer in the development and delivery of non-invasive treatments for skin cancer and keloids. Leveraging its cutting-edge superficial radiotherapy (SRT and IG-SRT) technology, the company provides healthcare providers with a highly effective, patient-centric treatment platform. With a dedication to driving innovation in radiation oncology, Sensus Healthcare offers solutions that are safe, precise, and adaptable to a variety of clinical settings. For more information, please visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ''forward-looking statements.'' In some cases, these statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," “approximately,” "potential" or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus, our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines or to a greater or lesser degree than anticipated. In addition, even if future events, developments, and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward looking statements contained in this press release, as a result of the following factors, among others: our ability to maintain profitability; our ability to sell the number of SRT units we anticipate for the balance of 2024; the possibility that inflationary pressures continue to impact our sales; the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from doing business in China and other foreign countries; legislation, regulation, or other governmental action that affects our products, taxes, international trade regulation, or other aspects of our business; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; the performance of the Company’s information technology systems and its ability to maintain data security; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; and other risks described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

To date, we do not expect that the Middle East conflict, the Russian invasion of Ukraine and global geopolitical uncertainty have had any particular impact on our business, but we continue to monitor developments and will address them in future disclosures, if applicable

Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release, except as may be required by applicable law. You should read carefully our "Introductory Note Regarding Forward-Looking Information" and the factors described in the "Risk Factors" section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:

LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

(Tables to follow)

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
(in thousands, except share and per share data)	2023	2022	2023	2022
	(unaudited)	(unaudited)	(unaudited)
Revenues	$12,566	$13,105	$24,405	$44,532
Cost of sales	4,737	4,754	10,345	14,904
Gross profit	7,829	8,351	14,060	29,628
Operating expenses:
Selling and marketing	625	1,576	5,608	6,329
General and administrative	949	1,444	5,156	5,008
Research and development	678	1,158	3,678	3,460
Total operating expenses	2,252	4,178	14,442	14,797
Income (loss) from operations	5,577	4,173	(382)	14,831
Other income:
Gain on sale of assets	-	-	42	12,779
Interest income, net	228	235	992	380
Other income, net	228	235	1,034	13,159
Net Income before income tax	5,805	4,408	652	27,990
Provision for income tax	1,595	1,577	167	3,746
Net Income	$4,210	$2,831	$485	$24,244
Net income per share – basic	$0.26	$0.17	$0.03	$1.47
– diluted	$0.26	$0.17	$0.03	$1.46
Weighted average number of shares used in computing net income per share – basic	16,271,097	16,474,739	16,259,254	16,480,991
– diluted	16,271,097	16,577,055	16,266,139	16,618,214

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,	As of December 31,
(in thousands, except shares and per share data)	2023	2022
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$23,148	$25,520
Accounts receivable, net	10,645	17,299
Inventories	11,861	3,501
Prepaid inventory	2,986	6,261
Other current assets	888	660
Total current assets	49,528	53,241
Property and equipment, net	464	243
Deferred tax asset	2,140	1,713
Operating lease right-of-use assets, net	774	996
Other noncurrent assets	804	542
Total assets	$53,710	$56,735
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$2,793	$5,521
Product warranties	538	403
Operating lease liabilities, current portion	187	190
Income tax payable	37	890
Deferred revenue, current portion	657	693
Total current Liabilities	4,212	7,697
Operating lease liabilities, net of current portion	596	830
Deferred revenue, net of current portion	60	139
Total liabilities	4,868	8,666
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	-	-

Common stock, $0.01 par value – 50,000,000 authorized; 16,907,095 issued and 16,374,171 outstanding at December 31, 2023; 16,902,761 issued and 16,390,419 outstanding at December 31, 2022	169	169

Additional paid-in capital	45,405	45,031
Treasury stock, 532,924 and 512,342 shares at cost, at December 31, 2023 and December 31, 2022, respectively	(3,519)	(3,433)
Retained earnings	6,787	6,302
Total stockholders’ equity	48,842	48,069
Total liabilities and stockholders’ equity	$53,710	$56,735